Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES AUTHORIZATION

TO RESUME POTENTIAL SHARE REPURCHASES

SAN JOSE, Calif. — Nov. 9, 2017 — Western Digital Corporation (NASDAQ: WDC) (“Western Digital” or the “company”) today announced an authorization to resume potential repurchases of its common stock under a previously approved repurchase program by its board of directors (the “board”), subject to market conditions and compliance with applicable covenants under the company’s financing agreements and indentures. The board had previously authorized $5.00 billion for the repurchase of the company’s common stock. The company had previously indicated that it was suspending repurchases of common stock in connection with the acquisition of SanDisk and has not conducted any repurchases since August 2015. The remaining amount available to be purchased under the company’s stock repurchase program as of November 9, 2017, was $2.10 billion, and the stock repurchase program is effective until February 3, 2020.

About Western Digital

Western Digital creates environments for data to thrive. The Company is driving the innovation needed to help customers capture, preserve, access and transform an ever-increasing diversity of data. Everywhere data lives, from advanced data centers to mobile sensors to personal devices, our industry-leading solutions deliver the possibilities of data. Western Digital® data-centric solutions are marketed under the G-Technology™, HGST, SanDisk®, Tegile™, Upthere™ and WD® brands. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning potential repurchases in the future by the company of its common stock. These forward-looking statements are based on management’s current

Western Digital Announces Authorization to Resume Potential Share Repurchases

expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including: uncertainties with respect to the company’s business ventures with Toshiba; volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; the development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-Q filed with the SEC on Nov. 7, 2017, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital, WD, SanDisk, Tegile and Upthere are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners. © 2017 Western Digital Corporation or its affiliates. All rights reserved.

Company contacts:

Western Digital Corp.

Media Contact:

Jim Pascoe

408.717.6999

jim.pascoe@wdc.com

Investor Contact:

Bob Blair

949.672.7834

robert.blair@wdc.com